Exhibit 99.1
Biodel to Amend June 30, 2007 10-Q to
Correct Non-Cash Share-Based Compensation Expense
     DANBURY, Conn., September 19, 2007 — Biodel Inc. (Nasdaq: BIOD) today announced that it will amend its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 to correct the manner in which the Company recorded non-cash share-based compensation expense arising from stock options granted to non-employee directors at the time of the Company’s initial public offering. The amendment will increase share-based compensation expense and is solely non-cash in nature.
     On May 10, 2007, the Company granted options to purchase an aggregate of 200,000 shares of common stock at an exercise price of $15.00 (which was the price per share to the public in the Company’s initial public offering). Pursuant to the terms of the Company’s 2005 Non-Employee Directors’ Stock Option Plan, all of the options were fully vested on the date of grant. Accordingly, the Company should have recorded non-cash share-based compensation expense of approximately $1.7 million. The Company recorded non-cash share based compensation expense related to these options as if the options were to vest over a two-year period, as had been the case with earlier option grants to the Company’s non-employee directors. Accordingly, in the third quarter of 2007, the Company only recorded approximately $0.1 million of share-based compensation expense related to these options and the Company would have recorded the remaining $1.6 million of previously disclosed unamortized expense ratably over such two-year period.
     As a result, the Company will file amended unaudited financial statements to record additional non-cash share-based compensation expense of approximately $1.6 million for the three- and nine-month periods ended June 30, 2007. The effect of this amendment will be to increase the Company’s general and administrative expenses and net loss applicable to common stockholders for these periods by $1.6 million from the previously reported amounts. In addition, the Company’s net loss per share for the three months ended June 30, 2007 will increase from $(0.21) to $(0.30) and the Company’s net loss per share for the nine months ended June 30, 2007 will increase from $(1.31) to $(1.43). This amendment will have no effect on the Company’s cash balances or other capital resources.
     The Company expects to file an amended Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 as promptly as practicable.
About Biodel Inc.
     Biodel Inc. is a specialty biopharmaceutical Company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA-approved peptide drugs. The Company’s lead product candidate, VIAject™, is a rapid-acting injectable meal-time insulin for use by patients with Type 1 or Type

2 diabetes. VIAject™ is currently being tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™, a sublingual tablet formulation of insulin in Phase I clinical trials and two osteoporosis product candidates in pre-clinical studies. For further information regarding Biodel, please visit the Company’s website.
Safe Harbor
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other then statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward- looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drugs and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
Contact
     Investors should contact Clay A. Kramer, ckramer@burnsmc.com, or Media, Carney Noensie, cnoensie@burnsmc.com, both of Burns McClellan, Inc., +1-212-213-0006, for Biodel Inc.